Exhibit 99.(k)

Services Agreement

This Services Agreement (the “Agreement”) is entered into and effective as of May 20, 2024 (the “Effective Date”) by and among:

1.	ALPS Fund Services, Inc., a corporation incorporated in the State of Delaware (“SS&C ALPS”) and SS&C GIDS, Inc., a corporation incorporated in the State of Delaware (“SS&C GIDS” and, collectively with SS&C ALPS, “SS&C”); and

2.	Pearl Diver Credit Company, LLC, a Delaware statutory business trust, registered under the Investment Company Act of 1940, as amended (“1940 Act”) as a closed-end, management investment company (“Fund”).

SS&C ALPS, SS&C GIDS, SS&C and Fund each may be referred to individually as a “Party” or collectively as “Parties”.

1.	Definitions; Interpretation

1.1.       As used in this Agreement, the following terms have the following meanings:

(a)     “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person. Notwithstanding the foregoing, “Action” shall not include any ordinary course regulatory audits or routine regulatory requests for information.

(b)     “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(c)       “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(d)       “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(e)       “Client Data” means all data of Fund, including Fund Confidential Information, and any other data related to securities trades and other transaction data, investment returns, issue descriptions, Market Data provided by Fund, and all output and derivatives thereof, whether disclosed orally or in written, electronic, or other form of media, necessary to enable SS&C to perform the Services, but excluding SS&C Property.

(f)       “Confidential Information” means any information about any Party, including this Agreement, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party or any Affiliate or representative of the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(g)       “Data Supplier” means a supplier of Market Data.

(h)       “Fund IP” shall mean all Intellectual Property Rights owned by Fund and/or Management.

(i)       “Fund Materials” shall mean the materials and information provided by Fund to SS&C to perform the Creative Services in connection with this Agreement in Section F of Schedule A.

(j)       “Governing Documents” means the constitutional documents of an entity and, with respect to Fund, all minutes of meetings of the board of trustees or analogous governing body and of shareholders meetings, and any registration statements, offering memorandum, subscription materials, board or committee charters, policies and procedures, investment advisory agreements, other material agreements, and other disclosure or operational documents utilized by Fund in connection with the offering of any of its securities or interests to investors, all as amended from time to time.

(k)      “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(l)       “Intellectual Property Rights” shall mean patents, rights to inventions, copyright and related rights, trademarks, business names and domain names, rights in designs, rights to use, and protect the confidentiality of, confidential information, whether registered or unregistered and including, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

(m)       “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority.

(n)      “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(o)       “Management” means a Fund’s officers, directors, employees, and then current investment adviser and sub-advisor(s) (if any), including any officers, directors, employees or agents of the then current investment adviser and sub-advisor(s) (if applicable) who are responsible for the day-to-day operations and management of Fund.

(p)       “Market Data” means third party market and reference data, including pricing, valuation, security master, corporate action and related data.

(q)       “Person” means any natural person or corporate or unincorporated entity or organization and that person or entity’s personal representatives, successors and permitted assigns.

(r)       “Services” means the services listed in Schedule A.

(s)       “SS&C Associates” means SS&C and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(t)         “SS&C IP” means all Intellectual Property Rights owned by SS&C.

(u)      “SS&C Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by SS&C in connection with its performance of the Services.

(v)       “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

(w)       “Website” means the website for Fund.

1.2.         Other capitalized terms used in this Agreement but not defined in this clause 1 shall have the meanings ascribed thereto.

1.3.       Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.

1.4.       Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5.        The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2.	Services and Fees

2.1.       Subject to the terms of this Agreement, SS&C will perform the Services set forth in Schedule A for Fund with reasonable care, skill, prudence and diligence, in consideration of the fees, expenses and related payment terms listed in a Fee Letter (defined below). SS&C shall be under no duty or obligation to perform any service or take any action except as specifically listed in Schedule A or this Agreement and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. Fund or Management requests to change the Services, including those necessitated by a change to the Governing Documents of Fund or Management or a change in applicable Law, will only be binding on SS&C when they are reflected in an amendment to Schedule A.

2.2.       Fund agrees to pay the fees, charges and expenses set forth in the fee letter(s) (a “Fee Letter”), which may be amended from time to time in the Fee Letter and this Amendment . Each Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement. Payment by Fund shall not limit SS&C’s rights of recourse against Fund.

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2.3.       In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by SS&C, to (i) one or more of its Affiliates, with the written consent of Fund if required by applicable Law or (ii) with the written consent of Fund, other Persons (and Fund’s consent to the delegation shall not be unreasonably revoked or withheld in respect of changes; provided that such Persons are selected in good faith and with reasonable care and are monitored by SS&C. If SS&C delegates any Services, such delegation shall not relieve SS&C of its duties and obligations hereunder (and in respect of personal data, shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of SS&C under this Agreement). If required by applicable Law, SS&C will identify such agents and the Services delegated and will update Fund when making any material changes in sufficient detail to provide transparency and to enable Fund to object to a particular arrangement.

3.	Fund Responsibilities

3.1.       The management and control of Fund are vested exclusively in Fund’s board of directors (the “Board”) and as delegated by the Board, subject to the terms and provisions of Fund’s Governing Documents. Fund’s governing body is empowered by Fund to make all decisions, perform all management functions relating to the operation of Fund and Fund shall authorize all transactions. Without limiting the foregoing, Fund shall:

(a)       Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of Fund;

(b)       Evaluate the accuracy, and accept responsibility for the results, of the Services, review and approve all reports, analyses and records resulting from the Services and promptly inform SS&C of any errors it is in a position to identify;

(c)       Provide, or cause to be provided, and accept responsibility for, valuations of Fund’s assets and liabilities in accordance with Fund’s written valuation policies; and

(d)       Provide SS&C with timely and accurate information including trading and Fund investor records, valuations and any other items required by SS&C in order to perform the Services and its duties and obligations hereunder.

3.2.      The Services, including any services that involve price comparison to vendors and other sources, model or analytical pricing or any other pricing functions, are provided by SS&C as a support function to Fund and do not limit or modify Fund’s responsibility for determining the value of Fund’s assets and liabilities.

3.3.       Fund is solely and exclusively responsible for ensuring that it complies with Law and its Governing Documents. SS&C is not responsible for monitoring Fund’s compliance with (i) Law, (ii) its respective Governing Documents or (iii) any investment restrictions. Fund will provide all final Fund Governing Documents as of the Effective Date and Fund will notify SS&C in writing of (x) any changes to the Fund Governing Documents that are reasonably likely to affect the provision of Services hereunder prior to such changes taking effect, if practicable, or promptly after such changes go into effect and (y) any other material changes to the Fund Governing Documents that may impact the Services and/or that affect Fund’s investment strategy, liquidity or risk profile in any material respect prior to such changes taking effect.

3.4.       In the event that Market Data is supplied to or through SS&C Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by Fund in connection with the Services and (ii) not be disseminated by Fund or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither SS&C nor any Data Supplier shall be liable to Fund or any other Person for any Losses with respect to Market Data or reliance by SS&C Associates or Fund on Market Data or the provision of Market Data in connection with this Agreement.

3.5.       Fund and/or Management, as applicable, shall deliver, and procure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons promptly deliver, to SS&C, all Client Data and the then most current version of all Fund Governing Documents and any other material Fund agreements. Fund shall arrange with each such Person to deliver such information and materials on a timely basis, and SS&C will not be required to enter any agreements with that Person in order for SS&C to provide the Services.

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3.6.       Notwithstanding anything in this Agreement to the contrary, SS&C Associates (i) shall be entitled, without further enquiry, for all purposes in relation to dealings with all Persons, to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by SS&C Associates in good faith, in connection with the performance of the Services and its duties and obligations hereunder, and (ii) shall not be responsible or liable to any Person for Losses arising by virtue of any such information or communication not being authentic, complete and/or accurate.

3.7.       Notwithstanding anything in this Agreement to the contrary, if SS&C is in doubt as to any action it should or should not take in its provision of Services, SS&C Associates may request directions, advice or instructions from Fund, or as applicable, Management, custodian or other service providers. If SS&C is in doubt as to any question of law pertaining to any action it should or should not take, Fund will make available to and SS&C Associates may request advice from counsel for any of Fund, Fund’s independent board members, its officers, or Management (including its investment adviser or sub-adviser), each at Fund’s expense.

3.8.       Fund agrees that, to the extent applicable, if officer position(s) are filled by SS&C Associates, such SS&C Associate(s) shall be covered by Fund’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and Fund shall use reasonable efforts to ensure that such coverage be (i) reinstated should the Policy be cancelled; (ii) continued after such officer(s) cease to serve as officer(s) of Fund on substantially the same terms as such coverage is provided for the other persons serving as officers of Fund after such persons are no longer officers of Fund; or (iii) continued in the event Fund merges or terminates, on substantially the same terms as such coverage is continued for the other Fund officers (but, in any event, for a period of no less than six years). Fund shall provide SS&C with proof of current coverage, including a copy of the Policy, and shall notify SS&C immediately should the Policy be cancelled or terminated.

4.	Term

4.1.       The initial term of this Agreement will be from the Effective Date through the date ending three (3) years following the Effective Date (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of two (2) years each unless either Party provides the other with a written notice of termination at least 90 calendar days prior to the commencement of any successive term (such periods, in the aggregate, the “Term”).

5.	Termination

5.1.       A Party also may, by written notice to the other Party, terminate this Agreement if any of the following events occur:

(a)       The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b)       The other Party (i) liquidates, terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) becomes subject to a material Action or an Action involving fraud, willful misconduct, or violation of Law that the terminating Party reasonably determines could cause such terminating Party reputational harm (including any Action against an investment adviser, sub-adviser, or other service provider of Fund); provided that in case of SS&C such material Action is specifically with respect to SS&C’s actions or inaction in its capacity as fund administrator, or (v) where the other Party is a Fund or Management and material changes in the Fund’s Governing Documents or the assumptions in Fee Letter are determined by SS&C, in its reasonable discretion, to materially affect the Services or to be materially adverse to SS&C.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event.

5.2.       In the event of the termination of this Agreement, SS&C shall provide exit assistance by promptly supplying Client Data to Fund or any other party designated by Fund in formats already prepared in the course of providing the Services, provided that all fees and expenses have been paid, including any fees remaining for the balance of the unexpired Term, as noted in Section 5.3. In the event that Fund wishes to retain SS&C to perform additional transition services, including providing data and reports in new formats, Fund and SS&C shall agree in writing to the additional services and related fees and expenses in advance.

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5.3.       If Fund elects to terminate this Agreement prior to the end of the Term, Fund agrees to pay an amount equal to the average monthly fee paid by Fund to SS&C under the Agreement multiplied by the number of months remaining in the Term. To the extent any services are performed by SS&C for Fund after the termination of this Agreement, all of the provisions of this Agreement except portions that are inapplicable to such continuing services shall survive the termination of this Agreement for so long as those services are performed.

5.4.       Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.2, 6, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by SS&C for Fund upon the Parties’ mutual agreement in writing after the termination of this Agreement, all of the provisions of this Agreement except Schedule A shall survive the termination of this Agreement for so long as those services are performed.

5.5.       Any Person, including an investment fund or its general partner, may be joined to this Agreement upon the execution of a written amendment hereto; provided, that no then-current Fund that is a Party to the Agreement is required to consent in writing or otherwise to the addition of any such Person to this Agreement except Management and the Person being added as a Party.

6.	Limitation of Liability and Indemnification

6.1.       This clause 6.1 sets out the entire liability of SS&C Associates including in respect of: (i) any breach of this Agreement, (ii) any use made by Fund of the Services or any reports or other information delivered by SS&C Associates and (iii) any representation, misrepresentation (whether innocent or negligent), statement or tortious act or omission (including negligence) arising under or in connection with this Agreement.

(a)       All warranties, conditions and other terms implied by law are, to the fullest extent permitted by law, excluded from this Agreement; provided that nothing in this Agreement shall exclude the liability of SS&C for death or personal injury caused by SS&C's negligence or other liability which cannot be limited or excluded by applicable law (e.g., fraud).

(b)      SS&C Associates shall not in any circumstances be liable, whether in tort (including for negligence or for breach of statutory duty howsoever arising), contract, misrepresentation (whether innocent or negligent), restitution or otherwise for:

(i)	Any loss of profits, loss of business, depletion of goodwill or similar losses, loss of anticipated savings, loss of goods, loss of contract, loss of use, loss or corruption of data or information or any special, indirect, consequential or pure economic loss;

(ii)	Any damages or Losses suffered by any Person as a result of SS&C Associates relying upon Market Data, Data Suppliers, data, prices and values provided to SS&C Associates in the provision of the Services or SS&C Associates’ involvement in the sourcing of Market Data, data, prices or values in order to provide the Services; or

(iii)	Any other damages or Losses except for those finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or fraud of SS&C Associates (that are not otherwise excluded by this clause 6.1). For the purpose of this clause 6 “gross negligence” means acts or omissions showing so marked a departure from the standard of care usually expected of a Person engaged in providing the Services as to demonstrate reckless or willful disregard for the consequences in respect to an obvious risk.

(c)        SS&C Associates’ total cumulative liability for any Claim in tort (including for negligence or for breach of statutory duty howsoever arising), contract, misrepresentation (whether innocent or negligent), restitution or otherwise, shall be limited to the fees paid by Fund to SS&C under this Agreement for the most recent 12 months preceding the date of the event giving rise to the Claim.

6.2.       Fund shall indemnify and hold harmless SS&C Associates from and against any Claim (including legal fees to enforce this provision) save where such Claim is in respect of such damages or Losses finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or fraud of SS&C Associates. Any expenses (including legal costs) incurred by SS&C Associates in defending or responding to any Claim (or in enforcing this provision) shall, from time to time, be paid by Fund prior to the final disposition of such matter (including determining whether this indemnity should apply or not) upon receipt by Fund of an undertaking by SS&C to repay such amount if it shall be determined that SS&C is not entitled to be indemnified. Notwithstanding the foregoing, Fund shall indemnify, defend, and hold harmless SS&C and its Affiliates from and against Losses (including reasonable legal fees and costs to enforce this provision) that SS&C or its Affiliates suffer, incur, or pay as a result of any Third Party Claim that the Fund Materials infringe, or cause the infringement of, the Intellectual Property Rights of a third party, except to extent such infringement is a result of or arises out of modifications to or improper use of the Fund Materials made by SS&C or its Affiliates not previously authorized by Fund, if such claim would have been avoided without such modification or use.

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7.	Representations and Warranties

7.1.       Each Party represents and warrants to each other Party that:

(a)       It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b)       Save for access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c)       It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement. The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2.       Fund represents and warrants to SS&C that: (i) it has actual authority to provide instructions and direction and that all such instructions and directions are consistent with the Governing Documents of Fund and other corporate actions thereof and; (ii) it is a limited liability company duly organized and existing and in good standing under the laws of the state of Delaware and has filed for registration with the Securities and Exchange Commission (the “SEC”) as a closed-end management investment company; (iii) it is empowered under applicable laws and by its Governing Documents and By-laws to enter into and perform this Agreement; (iv) the Board of Fund, or the initial director, has duly authorized it to enter into and perform this Agreement; and (v) it will promptly notify SS&C of (1) any Action against it, its investment adviser or sub-adviser, and (2) changes (or pending changes) in applicable Law with respect to Fund that are relevant to the Services.

7.3.       SS&C represents and warrants to Fund that:

(a)        It has and shall maintain during the term of this Agreement a business continuity policy, which is available to Fund for review and shall test the relevant aspects of such policy not less than annually.

(b)        It will promptly disclose to Fund any development that may have a material negative impact on its ability to perform the Services in compliance with applicable law.

(c)       It has sufficient resources, appropriate organisational structure, necessary systems and employs sufficient personnel with the necessary skills, knowledge, expertise and experience to properly and professionally perform the Services and its operating staff shall devote and will continue to devote during the term of this Agreement, such time to the conduct of the business of SS&C as is reasonably necessary to provide the Services.

8.	Client Data

8.1.       Fund will provide or ensure that other Persons provide all Client Data to SS&C in an electronic format that is acceptable to SS&C (or as otherwise agreed in writing) and that they have the right to so share such Client Data. SS&C shall not be responsible or liable for the accuracy, completeness, integrity or timeliness of any Client Data provided to SS&C by Fund or any other Person. As between SS&C and Fund, all Client Data shall remain the property Fund. Client Data shall not be used or disclosed by SS&C other than in connection with providing the Services and as permitted under Section 11.2.

8.2.       SS&C shall maintain and store material Client Data used in the official books and records of Fund for a rolling period of 7 years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies.

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9.	Data Protection

9.1.       From time to time and in connection with the Services SS&C may obtain access to certain personal data from Fund or from Fund investors and prospective investors as processor on behalf of Fund. Personal data relating to Fund and its Affiliates, members, shareholders, directors, officers, partners, employees and agents and of Fund investors or prospective investors will be processed by and on behalf of SS&C.

9.2.       Fund consents to the transmission and processing of such data outside the jurisdiction governing this Agreement in accordance with applicable Law.

10.	SS&C and Fund Property

10.1.       SS&C Property is and shall remain the property of SS&C or, when applicable, its Affiliates or suppliers. Neither Fund, Management nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any SS&C Property, except as specifically set forth herein. Fund shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by SS&C to receive the same including as described in this Agreement, any information concerning the SS&C Property and shall use reasonable efforts to prevent any such disclosure.

10.2.       Fund represents and warrants to SS&C that Fund owns or has sufficient license or other legal rights in Fund IP and in the Fund Materials. Fund hereby grants SS&C an express, limited, revocable, nontransferable license for SS&C, and Fund approved third-party service providers, if applicable, to reproduce, modify, publicly display, publicly perform, distribute and use Fund IP and Fund Materials to the extent required for the performance of the Services. Fund acknowledges and agrees that SS&C makes no representation or warranty that the Website design and other Services provided by or on behalf of SS&C in connection with this Agreement to the extent based on Fund IP and Fund Materials, including but not limited to, any branding, logos or other images provided or created by SS&C based on Fund IP and Fund Materials (“Created Materials”), will not infringe or violate any third-party’s Intellectual Property Rights or applicable law. Fund further acknowledges and agrees that Fund will obtain sufficient license or other legal rights to the Created Materials at its sole expense.

10.3.       In the event any Fund Materials are not useable because of a violation of existing Intellectual Property Rights or applicable law, then Fund will use reasonable commercial efforts to (a) procure any right to allow SS&C to continue to receive the infringing part of Fund Materials or (b) modify, amend or replace the infringing part of Fund Materials with other materials that deliver substantially the same capabilities. Fund agrees to notify SS&C promptly in the event Fund IP and Fund Materials are or may be infringing upon the rights of any third party. If Fund is not able to satisfy the foregoing requirements, then SS&C will be entitled to terminate the Services provided for under Section F of Schedule A immediately. SS&C recognizes that, as between SS&C and Fund, Fund IP and Fund Materials are owned by Fund. Fund recognizes that, as between SS&C and Fund, computer and technology utilized and owned by SS&C including but not limited to database code, databases, proprietary software and programming that are utilized for the automation of the data are the property of SS&C. Upon termination of this Agreement, SS&C will cease to use Fund IP and Fund Materials.

11.	Confidentiality

11.1.       Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2.       Each Party may disclose the other Party’s Confidential Information:

(a)      In the case of Fund, to each of its Affiliates, members, shareholders, directors, officers, partners, employees and agents (“Fund Representative”) who need to know such information for purposes related to carrying out Fund’s duties and obligations under, or receiving the benefits of or enforcing, this Agreement . Fund shall ensure compliance by Fund Representatives with Section 11.1 and that they have committed themselves to such confidentiality before providing any Confidential Information to them.

(b)       In the case of SS&C, to Fund and each SS&C Associate, Fund Representative, investor, Fund bank or broker, counterparty or agent thereof, or payment infrastructure provider, who needs to know such information for purposes related to carrying out SS&C’s duties and obligations under this Agreement. SS&C shall ensure compliance by SS&C Associates with Section 11.1 but shall not be responsible for such compliance by any other Person.

(c)      As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.

11.3.       Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal retention policies.

11.4.       SS&C’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. SS&C shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of SS&C in connection with the Services.

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11.5.       Upon the prior written consent of Fund, SS&C shall have the right to identify Fund in connection with its marketing-related activities and in its marketing materials as a client of SS&C. Upon the prior written consent of SS&C, Fund shall have the right to identify SS&C and to describe the Services and the material terms of this Agreement in the offering documents of Fund. This Agreement shall not prohibit SS&C from using any Fund data (including Client Data) in tracking and reporting on SS&C’s clients generally or making public statements about such subjects as its business or industry; provided that Fund is not named in such public statements without its prior written consent. If the Services include the distribution by SS&C of notices or statements to investors, SS&C may, upon advance notice to Fund, include reasonable notices describing those terms of this Agreement relating to SS&C and its liability and the limitations thereon; if investor notices are not sent by SS&C but rather by Fund or some other Person, Fund will reasonably cooperate with any request by SS&C to include such notices. Fund shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that SS&C is providing valuations with respect to Fund’s securities, products or services, or verifying any valuations; verifying the existence of any assets in connection with the Fund’s investments, securities, products or services; or acting as a fiduciary, investment advisor, tax preparer or advisor, custodian or bailee with respect to Fund or any of its investors or customers.

11.6.       In the event Fund obtains information from SS&C or the TA2000 System which is not intended for Fund, Fund agrees to (i) immediately, and in no case more than twenty-four (24) hours after discovery thereof, notify SS&C that unauthorized information has been made available to Fund; (ii) not knowingly review, disclose, release, or in any way, use such unauthorized information; (iii) provide SS&C reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information; and (iv) deliver to SS&C a certificate executed by an authorized officer of Fund certifying that all such unauthorized information in Fund’s possession or control has been delivered to SS&C or destroyed as required by this provision.

12.	Notices

12.1.       Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier, (iv) by any confirmed facsimile or (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to SS&C (to each of):

SS&C Technologies, Inc.
4 Times Square, 6th Floor
New York, New York 10036
Attention:	Chief Operating Officer
General Counsel
E-mail:	notices@sscinc.com

ALPS Fund Services, Inc.
1290 Broadway, Suite 1000
Denver, CO 80203
Attention: General Counsel
E-mail: notices@sscinc.com

If to Fund:

Pearl Diver Credit Company, LLC
2nd Floor, 52 Conduit Street
London, W1S 2YX
Attention: Kelvin Ho, COO
E-mail: kelvin.ho@pearldivercap.com

13.	Miscellaneous

13.1.       Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No SS&C Associate has authority to bind SS&C in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2.       Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Fund, in whole or in part, whether directly or by operation of Law, without the prior written consent of SS&C. SS&C may assign or otherwise transfer this Agreement to: (i) a successor in the event of a change in control of SS&C, (ii) an Affiliate, or (iii) a successor in connection with an assignment or other transfer of a material part of SS&C’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void. If SS&C assigns or otherwise transfers this Agreement to a third-party other than an Affiliate without Fund consent, Fund may terminate this Agreement by written notice to SS&C within 90 days of receiving notice of such assignment or transfer, subject to SS&C’s right within 30 calendar days of such notice to rescind such assignment or transfer.

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13.3.       Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

13.4.      Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5.       Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

13.6.       Force Majeure. SS&C will not be responsible for the damage or Loss to any property of Fund in SS&C Associates’ possession or for any failure to fulfill its duties and obligations hereunder if such damage or Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. SS&C shall use commercially reasonable endeavors to minimize the effects on the Services of any such event, including maintaining procedures for the safekeeping and security of information relating to the other Party.

13.7.       Inspection. Fund and Government Authority shall have the right to review during SS&C’s normal business hours, upon written notice to SS&C that includes a list of the topics to be reviewed: (i) Fund’s accounting books and records, (ii) SS&C’s staff training, qualifications and skills records, (iii) relevant information collected under SS&C’s personal account dealing policy for the prevention of misuse of proprietary or Fund confidential information and (iv) a summary of SS&C’s business continuity procedures. Any such review shall not require SS&C to provide any information in any manner other than in formats already prepared in the course of providing the Services. With respect to reviews by any Government Authority, SS&C may provide Government Authority with any information in its possession and may assume that Government Authority is legally permitted to receive such information; provided, that if any Government Authority requests, or if SS&C wishes to disclose to any Government Authority, Fund’s Confidential Information, Client Data or any other Fund information, (i) where reasonably practicable and to the extent legally permissible, SS&C shall provide Fund with prompt written notice of the required or desired disclosure so that Fund may object, seek a protective order or take other analogous action and (ii) SS&C shall not disclose Fund’s Confidential Information, Client Data or any other Fund information other than such information that is reasonably necessary to be disclosed under applicable Law.

13.8.       Non-Exclusivity. The duties and obligations of SS&C hereunder shall not preclude SS&C from providing services of a comparable or different nature to any other Person. Fund understands that SS&C may have relationships with Data Suppliers and providers of technology, data or other services to Fund and SS&C may receive economic or other benefits in connection with the Services provided hereunder.

13.9.       No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.10.     No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, Fund will not directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of SS&C or its Affiliates without the consent of SS&C; provided, however, that the foregoing shall not prevent Fund from soliciting employees through general advertising not targeted specifically at any or all SS&C Associates. If Fund employs or engages any SS&C Associate during the term of this Agreement or the period of 12 months thereafter, Fund shall pay for any fees and expenses (including recruiters’ fees) incurred by SS&C or its Affiliates in hiring replacement personnel as well as any other remedies available to SS&C.

13.11.     No Warranties. Except as expressly listed herein, SS&C and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. SS&C disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

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13.12.       Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.13.       Testimony. If SS&C is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of Fund in any Action to which Fund is a party or otherwise related to Fund (other than an Action between SS&C), Fund shall reimburse SS&C for all costs and expenses, including the time of its professional staff at SS&C’s standard rates and the cost of legal representation, that SS&C reasonably incurs in connection therewith.

13.14.       Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to SS&C Associates and Data Suppliers.

13.15.       Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

13.16.       Certain Third Party Vendors. Nothing herein shall impose any duty upon SS&C in connection with or make SS&C liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Verizon, Sprint, and other delivery, telecommunications and other such companies not under the Party’s reasonable control, and (c) third parties not under the Party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the Depository Trust Clearing Corporation (processing and settlement services), Broadridge Financial Services (investor communications), Fund custodian banks (custody and fund accounting services) and administrators (blue sky and Fund administration services), Data Suppliers, and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if SS&C selected such company, SS&C shall have exercised due care in selecting the same. Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

*     *     *

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This Agreement has been entered into by the Parties as of the Effective Date.

ALPS Fund Services, Inc. SS&C GIDS, Inc.		Pearl Diver Credit Company, LLC
By:	/s/ Anthony Catino	By:	/s/ Chandrajit Chakraborty
Name:	Anthony Catino	Name:	Chandrajit Chakraborty
Title:	Authorized Signatory	Title:	CIO. Managing Partner

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Schedule A

Services

A.	General

1.	As used in this Schedule A, the following terms have the meanings ascribed to them below:

(i)	“ACH” shall mean the Automated Clearing House;

(ii)	“AML” means anti-money laundering and countering the financing of terrorism.

(iii)	“Bank” shall mean a nationally or regionally known banking institution;

(iv)	“Blue Sky” shall mean the various statutes and regulations of the states, District of Columbia, Puerto Rico, and the United States Virgin Islands governing the offer and sales of mutual funds and the related compliance services.

(v)	“Code” shall mean the Internal Revenue Code of 1986, as amended;

(vi)	“DTCC” shall mean the Depository Trust Clearing Corporation;

(vii)	“investor” or “securityholder” means an equity owner in Fund, whether a limited liability company interest holder in a limited liability company, a shareholder in a company, a partner in a partnership, a unitholder in a trust or otherwise. A “prospective investor” means an applicant to become an investor.

(viii)	“IRA” shall mean Individual Retirement Account;

(ix)	“NAV” means net asset value.

(x)	“Procedures” shall collectively mean SS&C GIDS’s transfer agency procedures manual, third party check procedures, checkwriting draft procedures, Compliance + and identity theft programs and signature guarantee procedures;

(xi)	“Program” shall mean Networking, Fund Serv or other DTCC program;

(xii)	“Sales Feed” shall mean a data file in industry standard format sent by a third party; and

(xiii)	"TA2000 System" shall mean SS&C GIDS’s TA2000TM computerized data processing system for shareholder accounting.

2.	As used in this Schedule A, the following additional terms have the following meanings:

(i)	“AML” means anti-money laundering and countering the financing of terrorism.

(ii)	“investor” means an equity owner in Fund, whether a shareholder in a company, a partner in a partnership, a unitholder in a trust or otherwise. A “prospective investor” means an applicant to become an investor.

(iii)	“OFAC” means the Office of Foreign Assets Control, an agency of the United States Department of the Treasury.

3.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

4.	Fund acknowledge that SS&C’s ability to perform the Services is subject to the following dependencies:

(i)	Fund, Management and other Persons that are not employees or agents of SS&C whose cooperation is reasonably required for SS&C to provide the Services providing cooperation, information and, as applicable, instructions to SS&C promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by Fund and other Persons that are not employees or agents of SS&C remaining fully operational.

(iii)	The accuracy and completeness of any Client Data or other information provided to SS&C Associates in connection with the Services by any Person.

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(iv)	Fund and Management informing SS&C on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(v)	Any warranty, representation, covenant or undertaking expressly made by Fund or Management under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

(vi)	SS&C’s timely receipt of the then most current version of Fund Governing Documents and required implementation documentation, including authority certificate, profile questionnaire and accounting preferences, and SS&C Web Portal and other application User information.

5.	The following Services will be performed by SS&C and, as applicable, are contingent on the performance by Fund and Management of the duties and obligations listed.

B.	Registered Fund Accounting and Administration (applicable to Fund only and not to separate sleeves, subsidiaries or special purpose vehicles).

1.	Fund Accounting

(i)	Calculate daily NAVs as required by Fund and in conformance with generally accepted accounting principles ("GAAP"), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code

(ii)	Transmit NAVs to investment adviser, NASDAQ, Transfer Agent & other third parties

(iii)	Reconcile cash & investment balances with the custodian

(iv)	Provide data and reports to support preparation of financial statements and filings

(v)	Prepare required Fund Accounting records in accordance with the 1940 Act

(vi)	Obtain and apply security valuations as directed and determined by Fund consistent with Fund’s pricing and valuation policies

(vii)	Participate, when requested, in Fair Value Committee meetings as a non-voting member

(viii)	Calculate monthly SEC standardized total return performance figures

(ix)	Coordinate reporting to outside agencies including Morningstar, etc

(x)	Prepare and file Form N-PORT

2.	Fund Administration

(i)	Prepare annual and semi-annual financials statements utilizing templates for standard layout and printing

(ii)	Prepare Forms N-CEN, N-CSR and 24F-2

(iii)	Coordinate filing of Form N-CEN and 24F-2

(iv)	Prepare required reports for quarterly Board meetings

(v)	Monitor expense ratios

(vi)	Maintain budget vs. actual expenses

(vii)	Manage fund invoice approval and bill payment process

(viii)	Assist with placement of Fidelity Bond and E&O insurance

3.	Legal Administration

(i)	Assist and coordinate the filing of routine or regular notices, reports, and similar filings required by New York Stock Exchange (“NYSE”) rules and regulations, including annual written affirmations, as agreed in writing between the Parties and Fund’s counsel

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(ii)	Coordinate and assist with any supplemental listing applications and other non-routine and substantial filings with the NYSE, as agreed in writing between the Parties

(iii)	Coordinate annual shareholder proxy filing and mailing process

(iv)	Coordinate annual updates to prospectus and statement of additional information, as applicable

(v)	Coordinate standard layout and printing of a prospectus

(vi)	Coordinate filing of Forms N-CSR, N-PX and N-23c-3 (if applicable)

(vii)	Coordinate EDGARization and filing of SEC documents

(viii)	Compile and distribute quarterly Board meeting materials

(ix)	Participate in quarterly Board meetings telephonically and prepare first draft of quarterly meeting minutes

4.	Tax Administration

(i)	Calculate dividend and capital gain distribution rates

(ii)	Prepare ROCSOP and required tax designations for Annual Report

(iii)	Prepare and coordinate filing of income and excise tax returns

- Audit firm to sign all returns as paid preparer

(iv)	Calculate/monitor book-to-tax differences

(v)	Provide quarterly Subchapter M asset diversification compliance monitoring and reporting

(vi)	Provide annual Subchapter M gross income test information

(vii)	Provide tax re-allocation data for shareholder 1099 reporting

(viii)	Prepare and distribute 19a-1 filings, as required

Notes and Terms to Fund Accounting and Administration

1.	SS&C ALPS agrees to maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder, and shall provide to Fund a certification to such effect no less frequently than annually or as otherwise reasonably requested by Fund. SS&C ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by Fund.

2.	Portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in Fund’s prospectus and statement of additional information, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of Fund or its Management, as applicable. SS&C ALPS will perform Portfolio Compliance testing (post-trade, daily on a T+2 basis) to test Fund’s Portfolio Compliance (the “Portfolio Compliance Testing”). The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, are mutually agreed to between SS&C ALPS and Fund. SS&C ALPS will report violations, if any, to Fund’s Chief Compliance Officer as promptly as practicable following discovery.

3.	SS&C ALPS independently tests Portfolio Compliance based upon information contained in the source reports received by SS&C ALPS’ fund accounting department and supplemental data from certain third-party sources. As such, Portfolio Compliance Testing performed by SS&C ALPS is limited by the information contained in Fund accounting source reports and supplemental data from third-party sources. Fund agrees and acknowledges that SS&C ALPS’ performance of the Portfolio Compliance Testing shall not relieve Fund of its primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and SS&C ALPS shall not be held liable for any act or omission of Fund or its Management (or any other Party) as applicable, with respect to Portfolio Compliance.

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4.	Fund acknowledges that SS&C ALPS may rely on and shall have no responsibility to validate the existence of assets reported by Fund, its Management, Fund’s custodian or other Fund service provider, other than SS&C ALPS’ completion of a reconciliation of the assets reported by the Parties or as otherwise provided for under this Agreement. Except as otherwise provided for herein, Fund acknowledges that it is the sole responsibility of Fund to validate the existence of assets reported to SS&C ALPS. SS&C ALPS may rely, and has no duty to investigate the representations of Fund, its Management, Fund’s custodian or other Fund service provider.

5.	SS&C ALPS shall utilize one or more pricing services, as directed by Fund. Fund shall identify in writing to SS&C ALPS the pricing service(s) to be utilized on behalf of Fund. For those securities where prices are not provided by the pricing service(s), Fund shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to SS&C ALPS the resulting price(s). In the event Fund desires to provide a price that varies from the price provided by the pricing service(s), Fund shall promptly notify and supply SS&C ALPS with the valuation of any such security on each valuation date. All pricing changes made by Fund will be provided to SS&C ALPS in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

C.	CCO Services

1.	Within this Section C, the following definitions will apply:

(i)	“Federal Securities Laws” shall mean the definition as put forth in Rule 38a-1, specifically the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any SEC rules adopted under any of the foregoing laws, the Bank Secrecy Act as it applies to registered investment companies, and any rules adopted thereunder by the SEC or the Department of Treasury.

(ii)	“Material Compliance Matter” shall mean “any compliance matter about which the Fund’s board would reasonably need to know to oversee fund compliance,” which involves any of the following (without limitation): (i) a violation of Federal Securities Laws by the Fund or its service providers (or officers, directors, employees or agents thereof) (ii) a violation of the Compliance Program of the Fund, or the written compliance policies and procedures of its service providers; or (iii) a weakness in the design or implementation of the Compliance Program policies and procedures of the Fund, or the written compliance policies and procedures of the service providers to the Fund.

(iii)	“Rule 38a-1” shall mean Rule 38a-1 under the 1940 Act

2.	All Services described in this Section C (the “CCO Services”) are optional and only apply upon the request of Fund that SS&C ALPS provide such CCO Services and the written acceptance of such request by SS&C ALPS. SS&C ALPS requires 120 days’ notice prior to commencement of provision of such CCO Services, which time period may be reduced upon mutual agreement. The Board of Trustees of the Fund may terminate the provision of CCO Services on 120 days written notice to SS&C ALPS. All CCO Services fees described in Fee Letter will continue until the later of 120 days from the receipt of such termination notice or the date that the SS&C ALPS employee no longer serves as the Fund’s Chief Compliance Officer.

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3.	SS&C ALPS shall designate, subject to the approval of the Fund’s Board of Trustees, one of its own employees to serve as Chief Compliance Officer of the Fund within the meaning of Rule 38a-1 (such individual, the “CCO”). The CCO shall render to the Fund such advice and services as are required to be performed by a CCO under Rule 38a-1 and as are set forth as follows:

(i)	Review of Compliance Program. The CCO shall, with the assistance of the Fund, review and revise, where necessary, the written compliance policies and procedures (the “Compliance Program”) of the Fund, which shall address compliance with, and be reasonably designed to prevent violation of, “Federal Securities Laws.” In addition to provisions of Federal Securities Laws that apply to the Fund, the Compliance Program will be revised, where necessary, to address compliance with, and ensure that it is reasonably designed to prevent violation of, the Fund’s charter and by-laws and all exemptive orders, no-action letters and other regulatory relief received by the Fund from the Securities and Exchange Commission (the “SEC”) and Financial Industry Regulatory Association, Inc. (the “FINRA”) (all such items collectively, “Regulatory Relief”); provided, however, that the Compliance Program shall address only that Regulatory Relief afforded the Service Providers or the Fund or relevant to compliance by the Service Providers or the Fund, and shall not address the terms by which other parties may receive the benefits of any Regulatory Relief.

(ii)	Administration of Compliance Program. The CCO shall administer and enforce the Fund’s Compliance Program. The CCO shall consult with the Board of Trustees and the Fund’s officers as necessary to amend, update and revise the Compliance Program as necessary, but no less frequently than annually (if required).

(iii)	Post Trade Compliance.

(a)	Perform daily prospectus & SAI, SEC investment restriction monitoring.

(b)	Provide warning/Alert notification with supporting documentation.

(c)	Provide quarterly compliance testing certification to Board of Trustees.

(iv)	Oversight of Service Providers. The CCO is responsible for overseeing, on behalf of the Fund, adherence to the written compliance policies and procedures of the Fund’s service providers, including the Fund, its investment adviser (and sub-adviser, if applicable), the distributor, the administrator, and the transfer agent (the “Service Providers”). In furtherance of this duty:

(a)	The CCO shall obtain and review the written compliance policies and procedures of the Service Providers or summaries of such policies that have been drafted by someone familiar with them.

(b)	The CCO shall monitor the Service Providers’ compliance with their own written compliance policies and procedures, Federal Securities Laws and the Fund’s Indenture and Regulatory Relief. In so doing, the CCO shall interact with representatives of the Service Providers as appropriate.

(c)	The CCO shall attempt to obtain the following representations from each Service Provider and, if it fails to obtain such representations, shall report this fact to the Fund:

a.	In connection with the documentation of its written policies and procedures governing the provision of its services to the relevant Fund, the Service Provider has prepared and delivered to the Fund a summary of core services that it provides to the Fund or, if no such summary is available, that it has delivered to the Fund copies of the relevant policies and procedures.

b.	The Service Provider will provide to the Fund and the CCO any revisions to its written compliance policies and procedures on at least an annual basis, or more frequently in the event of a material revision.

c.	The Service Provider’s written compliance policies and procedures have been reasonably designed to prevent, detect and correct violations of the applicable Federal Securities Laws and critical functions related to the services performed by Service Provider pursuant to the applicable agreement between the Service Provider and the Fund.

d.	The Service Provider has established monitoring procedures, and shall review, no less frequently than annually, the adequacy and effectiveness of its written compliance policies and procedures to check that they are reasonably designed to prevent, detect and correct violations of those applicable Federal Securities Laws and critical functions related to the services performed by the Service Provider pursuant to the applicable agreement between the Service Provider and the Fund.

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(v)	Annual Review. Rule 38a-1 requires that, at least annually, the Fund review its Compliance Program and that of its Service Providers and the effectiveness of their respective implementations (the “Annual Review”). The CCO shall perform the Annual Review for the Fund. The first Annual Review shall be completed no later than the regularly scheduled Board meeting following one year after the commencement of the CCO Services.

(vi)	Attendance of Board Meetings; Reports to the Fund’s Board; Escalation

(a)	The CCO shall attend up to four board meetings per year.

(b)	The CCO shall make regular reports to the Board of Trustees of the Fund regarding its administration and enforcement of the Compliance Program. These regular reports shall address compliance by the Fund and the Service Providers and such other matters as the Board of Trustees of the Fund may reasonably request.

(c)	In addition, at least annually, the CCO shall submit a written report to the Board of Trustees of the Fund addressing the following issues:

a.	the operation of the Compliance Program, and the written compliance policies and procedures of the Service Providers;

b.	any material changes made to the Compliance Program since the date of the last report;

c.	any material changes to the Compliance Program recommended as a result of the Annual Review; and

d.	each “Material Compliance Matter” that occurred since the date of the last report.

(d)	This written report shall be based on the Annual Review. The first written report shall be presented to the Board of Trustees of the Fund no later than 90 days after the date of the first Annual Review.

(e)	The CCO shall report any Material Compliance Matters to the Board of Trustees at least quarterly.

(vii)	Recordkeeping. The CCO expects to rely on the Fund or its Service Providers, as applicable, to maintain and preserve records. The CCO will determine that the Service Provider has policies and procedures that are reasonably designed to ensure that the Fund records will be maintained in accordance with the Fund’s recordkeeping policy and applicable Law, including provisions requiring that any material violation of the Fund’s recordkeeping policy and/or applicable Law by the service provider be promptly reported to the CCO.

(viii)	Meeting with Regulators. The CCO shall meet with, and reply to inquiries from, the SEC, the Fund and other legal and regulatory authorities with responsibility for administering Federal Securities Laws as necessary or as reasonably requested by Fund or the Board.

4.	The parties agree that only employees of SS&C ALPS and its Affiliates shall act as CCO or otherwise perform services to the Fund under this Agreement unless otherwise agreed to by the Fund. Notwithstanding his/her other duties for SS&C ALPS or any other investment company, the CCO shall perform the Services in a professional manner and shall devote appropriate time, energies and skill to the Services. Fund acknowledges that other employees of SS&C ALPS and its Affiliates will assist the CCO in the performance of his/her duties hereunder.

5.	For clarity, the Fund shall reimburse, or shall cause the Fund to reimburse, SS&C ALPS for all reasonable expenses (including travel expenses for attendance at in-person board meetings) and other out-of-pocket disbursements incurred by SS&C ALPS in connection with the performance of SS&C ALPS’ or the CCO’s duties hereunder.

6.	Fund shall cooperate in good faith with SS&C ALPS and the CCO in order to assist in the performance of the Services. In furtherance of this agreement to cooperate, Fund shall make those of its and its Affiliates’ and Service Providers’, officers, employees, outside counsel and others as may be reasonable related to the Services available for consultation with SS&C ALPS and the CCO, in each case as SS&C ALPS or the CCO may reasonably request. Fund shall provide SS&C ALPS and the CCO with the names of appropriate contact people at the Service Providers and shall otherwise assist SS&C ALPS and the CCO in obtaining the cooperation of the Service Providers. Fund shall provide SS&C ALPS and the CCO with such books and records regarding the Fund as SS&C ALPS and the CCO may reasonably request.

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D.	Shareholder Recordkeeping, Transfer Agency and Investor Relations

1.	SS&C GIDS utilizing the TA2000 System will perform the following services:

(i)	issue, transfer and redeem book entry shares or cancelling share certificates as applicable;

(ii)	maintain shareholder accounts on the records of Fund on the TA2000 System in accordance with the instructions and information received by SS&C GIDS from Fund, Fund's distributor, manager or managing dealer, Fund's investment adviser, Fund’s sponsor, Fund’s custodian, or Fund’s administrator and any other person whom Fund names on Schedule B (each an “Authorized Person”), broker-dealers or shareholders;

(iii)	when and if a Fund participates in the DTCC, and to the extent SS&C GIDS supports the functionality of the applicable DTCC program:

(a)	accept and effectuate the registration and maintenance of accounts through the Program and the purchase, redemption, exchange and transfer of shares in such accounts through systems or applications offered via the Program in accordance with instructions transmitted to and received by SS&C GIDS by transmission from DTCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, on the Dealer File maintained by SS&C GIDS,

(b)	issue instructions to Funds’ banks for the settlement of transactions between Funds and DTCC (acting on behalf of its broker-dealer and bank participants),

(c)	provide account and transaction information from Fund’s records on TA2000 in accordance with the applicable Program’s rules, and

(d)	maintain shareholder accounts on TA2000 through the Programs;

(iv)	provide transaction journals;

(v)	once annually prepare shareholder meeting lists for use in connection with the annual meeting;

(vi)	withhold, as required by federal law, taxes on securityholder accounts, perform and pay backup withholding as required for all securityholders, and prepare, file and provide, in electronic format, the applicable U.S. Treasury Department information returns or K-1 data file, as applicable, to Fund’s vendor of choice.

(vii)	disburse income dividends and capital gains distributions to shareholders and record reinvestment of dividends and distributions in shares of Fund;

(viii)	prepare and provide, in electronic format, to Fund’s print vendor of choice:

(e)	confirmation forms for shareholders for all purchases and liquidations of shares of Fund and other confirmable transactions in shareholders' accounts,

(f)	copies of shareholder statements, and

(g)	shareholder reports and prospectuses provided by Fund;

(ix)	provide or make available on-line daily and monthly reports as provided by the TA2000 System and as requested by Fund;

(x)	maintain those records necessary to carry out SS&C GIDS's duties hereunder, including all information reasonably required by Fund to account for all transactions on TA2000 in Fund shares;

(xi)	calculate the appropriate sales charge, if applicable and supported by TA2000, with respect to each purchase of Fund shares as instructed by an Authorized Person, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to SS&C GIDS by Fund's managing dealer or distributor or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer;

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(xii)	receive correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper recordkeeping, and responding to shareholder correspondence;

(xiii)	arrange the mailing to dealers of confirmations of wire order trades;

(xiv)	process, generally on the date of receipt, purchases, redemptions, exchanges, or instructions, as applicable, to settle any mail or wire order purchases, redemptions or exchanges received in proper order as set forth in the prospectus and general exchange privilege applicable, and reject any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined);

(xv)	if a Fund is a registered product, provide to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of Fund on TA2000. For clarification, with respect to obligations, Fund is responsible for any registration or filing with a federal or state government body or obtaining approval from such body required for the sale of shares of Fund in each jurisdiction in which it is sold. SS&C GIDS’s sole obligation is to provide Fund access to the Blue Sky module of TA2000 with respect to purchases of shares of Fund on TA2000, and generate output reports to Fund as mutually agreed. It is Fund’s responsibility to validate that the Blue Sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by SS&C GIDS, to ensure accuracy. SS&C GIDS is not responsible in any way for claims that the sale of shares of Fund violated any such requirement (unless such violation results from a failure of the SS&C GIDS Blue Sky module to notify Fund that such sales do not comply with the parameters set by Fund for sales to residents of a given state);

(xvi)	provide to Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000;

(xvii)	as mutually agreed upon by the parties as to the service scope and fees, answer telephone inquiries during mutually agreed upon times, each day on which the New York Stock Exchange is open for trading. SS&C GIDS shall answer and respond to inquiries from existing shareholders, prospective shareholders of Fund and broker-dealers on behalf of such shareholders in accordance with the telephone scripts provided by Fund to SS&C GIDS, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests;

(xviii)	support Fund repurchase offers, including but not limited to: assistance with shareholder communication plan; coordination of repurchase offer materials; establishment of informational website; receipt, review and reconciliation of letters of transmittal; daily tracking, reconciliation and reporting of shares tendered; and issuing tax forms;

(xix)	in order to assist Fund with Fund’s anti-money laundering responsibilities under applicable anti-money laundering laws, SS&C GIDS offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with Fund, pursuant to Section F hereto;

(xx)	as mutually agreed upon by the Parties as to the service scope and fees, SS&C GIDS shall carry out certain information requests, analyses and reporting services in support of Fund’s obligations under Rule 22c-2(a)(2). The Parties will agree to such services and terms as stated in the attached appendix (“Appendix I” entitled “Omnibus Transparency Services”) that may be changed from time to time subject to mutual written agreement between the Parties;

(xxi)	as mutually agreed upon by the Parties as to the service scope and fees, provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing); and

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(xxii)	upon request of Fund and mutual agreement between the Parties as to the scope and any applicable fees, SS&C GIDS may provide additional services to Fund under the terms of this Schedule and the Agreement. Such services and fees shall be set forth in writing and may be added by an amendment to, or as a statement of work under, this Schedule or the Agreement.

2.	At the request of an Authorized Person, SS&C GIDS shall use reasonable efforts to provide the services set forth in Section D.1 of this Schedule A in connection with transactions (i) the processing of which transactions require SS&C GIDS to use methods and procedures other than those usually employed by SS&C GIDS to perform shareholder servicing agent services, (ii) involving the provision of information to SS&C GIDS after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by SS&C GIDS, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions.

3.	SS&C GIDS shall use reasonable efforts to provide the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in Fund's instructions, prospectus or application as amended from time to time, for Fund, provided SS&C GIDS is advised in advance by Fund of any changes therein and the TA2000 System and the mode of operations utilized by SS&C GIDS as then constituted supports such additional functions and features. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases SS&C GIDS's cost of performing the services required hereunder at the current level of service, SS&C GIDS shall advise Fund of the amount of such increase and if Fund elects to utilize such function, feature or service, SS&C GIDS shall be entitled to increase its fees by the amount of the increase in costs.

4.	Fund shall add all new funds to the TA2000 System upon at least 60 days’ prior written notice to SS&C GIDS provided that the requirements of the new funds are generally consistent with services then being provided by SS&C GIDS under the Agreement. If less than 60 days’ prior notice is provided by Fund, additional ‘rush’ fees may be applied by SS&C GIDS. Rates or charges for additional funds shall be as set forth in Fee Letter for the remainder of the contract term except as such funds use functions, features or characteristics for which SS&C GIDS has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with SS&C GIDS's then-standard pricing schedule.

5.	The Parties agree that to the extent that SS&C GIDS provides any services under the Agreement that relate to compliance by Fund with the Code (or any other applicable tax law), it is the parties’ mutual intent that SS&C GIDS will provide only printing, reproducing, and other mechanical assistance to Fund and that SS&C GIDS will not make any judgments or exercise any discretion of any kind. Fund agrees that it will provide express and comprehensive instructions to SS&C GIDS in connection with all of the services that are to be provided by SS&C GIDS under the Agreement that relate to compliance by Fund with the Code (or any other applicable tax law), including providing responses to requests for direction that may be made from time to time by SS&C GIDS of Fund in this regard.

6.	Fund instructs and authorizes SS&C GIDS to provide the services as set forth in the Agreement in connection with transactions on behalf of certain IRAs featuring Funds made available by Fund. Fund acknowledges and agrees that as part of such services, SS&C GIDS will act as service provider to the custodian for such IRAs.

7.	If applicable, SS&C GIDS will make original issues of shares, or if shares are certificated, stock certificates upon written request of an officer of Fund and upon being furnished with a certified copy of a resolution of the Board of Trustees authorizing such original issue, evidence regarding the value of the shares, and necessary funds for the payment of any original issue tax.

8.	Upon receipt of a Fund’s written request, SS&C GIDS shall provide transmissions of shareholder activity to the print vendor selected by Fund.

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9.	If applicable, Fund will furnish SS&C GIDS with a sufficient supply of blank stock certificates and from time to time will renew such supply upon the request of SS&C GIDS. Such certificates will be signed manually or by facsimile signatures of the officers of Fund authorized by law and by bylaws to sign stock certificates, and if required, will bear the corporate seal or facsimile thereof. In the event that certificates for shares of Fund shall be represented to have been lost, stolen or destroyed, SS&C GIDS, upon being furnished with an indemnity bond in such form and amount and with such surety as shall be reasonably satisfactory to it, is authorized to countersign a new certificate or certificates for the number of shares of Fund represented by the lost or stolen certificate. In the event that certificates of Fund shall be represented to have been lost, stolen, missing, counterfeited or recovered, SS&C GIDS shall file Form X-17F-1A as required by applicable federal securities laws.

10.	Shares of stock will be transferred in accordance with the instructions of the shareholders and, upon receipt of Fund’s instructions that shares of stock be redeemed and funds remitted therefor, such redemptions will be accomplished and payments dispatched provided the shareholder instructions are deemed by SS&C GIDS to be duly authorized. SS&C GIDS reserves the right to refuse to transfer, exchange, sell or redeem shares as applicable, until it is satisfied that the request is authorized, or instructed by Fund.

11.	Changes and Modifications.

(i)	SS&C GIDS shall have the right, at any time, to modify any systems, programs, procedures or facilities used in performing its obligations hereunder; provided that Fund will be notified as promptly as possible prior to implementation of such modifications and that no such modification or deletion shall materially adversely change or affect the operations and procedures of Fund in using the TA2000 System hereunder, the Services or the quality thereof, or the reports to be generated by such system and facilities hereunder, unless Fund is given thirty (30) days’ prior notice to allow Fund to change its procedures and SS&C GIDS provides Fund with revised operating procedures and controls.

(ii)	All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Fund Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, SS&C GIDS. The parties recognize that during the Term of this Agreement Fund will disclose to SS&C GIDS Confidential Information and SS&C GIDS may partly rely on such Confidential Information to design, structure or develop one or more Deliverables. Provided that, as developed, such Deliverable(s) contain no Confidential Information that identifies Fund or any of its investors or which could reasonably be expected to be used to readily determine such identity, (i) Fund hereby consents to SS&C GIDS’s use of such Confidential Information to design, to structure or to determine the scope of such Deliverable(s) or to incorporate into such Deliverable(s) and that any such Deliverable(s), regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of SS&C GIDS and (ii) Fund hereby grants SS&C GIDS a perpetual, nonexclusive license to incorporate and retain in such Deliverable(s) Confidential Information of Fund. All Confidential Information of Fund shall be and shall remain the property of Fund.

12.	Fund Obligations.

(i)	Fund agrees to use its reasonable efforts to deliver to SS&C GIDS in Kansas City, Missouri, as soon as they are available, all of its shareholder account records.

(ii)	Fund will provide SS&C GIDS written notice of any change in Authorized Personnel as set forth on Schedule B.

(iii)	Fund will notify SS&C GIDS of material changes to its Articles of Incorporation, Declaration of Trust, Bylaws or similar governing document (e.g. in the case of recapitalization) that impacts the services provided by SS&C GIDS under the Agreement.

(iv)	If at any time Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of Fund's shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Fund's shares, Fund or Sponsor will give prompt notice thereof to SS&C GIDS.

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13.	Compliance.

(i)	SS&C GIDS shall perform the services under this Schedule A in conformance with SS&C GIDS's present procedures as set forth in its Procedures with such changes or deviations therefrom as may be from time to time required or approved by Fund, its investment adviser or managing dealer, or its or SS&C GIDS's counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures. Notwithstanding the foregoing, SS&C GIDS’s obligations shall be solely as are set forth in this Schedule and any of other obligations of Fund under applicable law that SS&C GIDS has not agreed to perform on Fund’s behalf under this Schedule or the Agreement shall remain Fund’s sole obligation.

14.	Bank Accounts.

(i)	SS&C GIDS, acting as agent for Fund, is authorized (1) to establish in the name of, and to maintain on behalf of, Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank on the maximum liability of such Banks into which SS&C GIDS shall deposit Funds SS&C GIDS receives for payment of dividends, distributions, purchases of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by SS&C GIDS on behalf of Fund provided for in this Schedule A, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to SS&C GIDS, and (3) to establish, to implement and to transact Fund business through ACH, draft processing, wire transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill SS&C GIDS’s obligations under the Agreement. SS&C GIDS, acting as agent for Fund, is also hereby authorized to execute on behalf and in the name of Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for SS&C GIDS to utilize to accomplish the purposes of this Schedule. In each of the foregoing situations Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement.

(ii)	SS&C GIDS is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

15.	Records. SS&C GIDS will maintain customary transfer agent records in connection with its agency in accordance with the transfer agent recordkeeping requirements under the 1934 Act, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the 1940 Act, if any. Notwithstanding anything in the Agreement to the contrary, the records to be maintained and preserved by SS&C GIDS on the TA2000 System under the Agreement shall be maintained and preserved in accordance with the following:

(i)	Annual purges by August 31: SS&C GIDS and Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject Fund to the Aged History Retention fees set forth in the Fee Letter.

(ii)	Purge criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for seven (7) years.

(iii)	Purged history retention options (entail an additional fee): For the additional fees set forth in the Fee Letter, or as otherwise mutually agreed, then Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

16.	Disposition of Books, Records and Canceled Certificates. SS&C GIDS may send periodically to Fund, or to where designated by Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by Fund under and in accordance with the requirements of applicable federal securities laws. Such materials will not be destroyed by Fund without the consent of SS&C GIDS (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

E.	AML

1.	SS&C may assume the authenticity and accuracy of any document or information provided by a prospective investor or investor without verification unless, in the sole discretion of SS&C, the same on its face appears not to be genuine. In the event of delay or failure by a prospective investor or investor to produce any information required by the subscription or similar agreement of Fund or requested by SS&C, SS&C may refuse to process the subscription and the subscription monies related thereto or may refuse to allow a redemption until the applicable information has been provided. SS&C shall not process any payment from a prospective investor or make any payment for redemption proceeds to an investor if SS&C determines, or if SS&C receives instructions that Fund has (or, if applicable and defined below, Fund AML Officers) have determined, that such payment would violate any AML law.

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U.S. Domiciled Funds

2.	Notwithstanding the ability of Fund to delegate the maintenance of certain AML procedures to SS&C, Fund is ultimately responsible for ensuring its compliance with applicable AML law, including identifying, assessing and understanding relevant AML risks. SS&C will disclose to Fund if SS&C files, on its own behalf, a suspicious activity report in relation to Fund, investors or prospective investors, unless in the sole discretion of SS&C, such disclosure would be prohibited by applicable Law. Such disclosure shall identify the prospective investor or investor and the transaction which is the subject of the suspicious activity report and include a summary statement as to why the transaction is believed to be suspicious.

3.	With respect to Funds that are U.S. domiciled, relying on external services as well as information provided on Fund subscription documents, screen the names of each prospective investor and report whether each subscriber is (i) a person identified on the sanctions lists administered and published by OFAC, including the list of specially designated nationals and blocked persons or (ii) believed to be a senior non-U.S. political figure or an immediate family member or close associate of such a figure (collectively “PEP”) or a non-U.S. shell bank.

F.           Creative Services

SS&C ALPS will provide design, development, maintenance and hosting of the Fund’s website. SS&C ALPS will develop and build the website based on content and brand guidelines as provided by Fund. Fund will approve the messaging and layout for the entire project. The project completion is contingent on the receipt of required content and approvals from Fund.

1.           Website

(i)	Create Website to include:

a.	Hero/Banner add functionality

b.	HTML insight/commentary on a monthly or quarterly basis as agreed between the Parties in writing

c.	Data elements:

i.         Performance (monthly/quarterly)

ii.        Holdings

iii.       Fund Details

iv.       Daily NAV

v.        Distributions

d.	Site pages:

i.         Home page

ii.        1 Fund web page

iii.       Resource page

iv.       Firm Page

v.        Contact form

(ii)	Maintain and host website

(iii)	Provide screen shots of edits to website for any compliance review (if applicable) and approval process upon Fund request

(iv)	Fund shall:

a.	Provide and review website content and data, and communicate any changes

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G.	Report Modernization Terms and Conditions

1.	Fund acknowledges that SS&C ALPS may rely on and shall have no responsibility to validate the existence of assets reported by Fund, Fund’s custodian or other Fund service provider, other than SS&C ALPS’ completion of a reconciliation of the assets reported by the parties. Fund acknowledges that it is the sole responsibility of Fund to validate the existence of assets reported to SS&C ALPS. SS&C ALPS may rely, and has no duty to investigate the representations of Fund, Fund’s custodian or other Fund service provider.

SS&C ALPS shall utilize one or more pricing services, as directed by Fund. Fund shall identify in writing to SS&C ALPS the pricing service(s) to be utilized on behalf of Fund. For those securities where prices are not provided by the pricing service(s), Fund shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to SS&C ALPS the resulting price(s). In the event Fund desires to provide a price that varies from the price provided by the pricing service(s), Fund shall promptly notify and supply SS&C ALPS with the valuation of any such security on each valuation date. All pricing changes made by Fund will be provided to SS&C ALPS in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

2.	In addition to the terms and conditions of the Agreement, the below terms and conditions apply to the provision of the following Services (the listed Services known as “Modern Data Services”):

•	Preparation and Filing of Form N-PORT and Form N-CEN

(i)	In connection with completion of the Modern Data Services, Market Data may be supplied to Fund through an SS&C ALPS Associate(s) or directly by a Data Supplier (for the purposes of this Section H, Data Supplier shall include the Data Supplier’s third party suppliers). Any Market Data being provided to a Fund by SS&C ALPS or a Data Supplier is being supplied for the sole purpose of assisting the completion of the Modern Data Services. Accordingly, Fund acknowledges that Market Data is proprietary to SS&C ALPS Associates and/or the Data Suppliers and is provided on a limited internal-use license basis. Market Data may not be disseminated by Fund to any other affiliated or non-affiliated entity, used to populate internal systems or to create a historical database, or for any other purpose in lieu of Fund obtaining a data license from SS&C ALPS Associates or Data Supplier, as applicable. Fund accepts responsibility for, and acknowledges it exercises its own independent judgment in, the selection of the Data Supplier(s) to provide the Market Data, its selection of the use or intended use of such, and any results obtained. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice to Fund.

(ii)	Fund acknowledges that (i) the Market Data is intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning characteristics of certain securities; and (ii) the Data Supplier and/or SS&C ALPS Associate(s), as applicable, holds all title, license, copyright or similar intellectual property rights in the Market Data.

(iii)	No SS&C ALPS Associate or Data Supplier will have any liability for errors, omissions or malfunctions in the Market Data, except that SS&C ALPS will endeavor, upon receipt of notice from Fund, to correct a malfunction, error, or omission in the Market Data utilized in the Modern Data Services that is identified by Fund.

(iv)	Notwithstanding anything in this Agreement to the contrary, no SS&C ALPS Associate nor Data Supplier shall be liable to Fund or any other Person for any Losses related, directly or indirectly, to the Market Data, the provision of (or failure to provide) the Market Data, and/or the reliance by an SS&C ALPS Associate(s), Fund or any other Person on such Market Data. Further, Fund shall indemnify all SS&C ALPS Associates and applicable Data Suppliers against, and hold such SS&C ALPS Associates and Data Suppliers harmless from, any and all Losses (including legal fees and costs to enforce this provision), that any SS&C ALPS Associate(s) or Data Provider suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties arising out of or related to the Market Data or any data, information, service, report, analysis or publication derived therefrom.

(v)	Notwithstanding anything in this Agreement to the contrary, as it relates to the provision of the Modern Data Services, no SS&C ALPS Associate nor Data Supplier shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

(vi)	FUND ACCEPTS THE MARKET DATA AS IS AND NO SS&C ALPS ASSOCIATE OR ANY DATA SUPPLIER MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER RELATED TO THE MARKET DATA.

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G.	Miscellaneous

1.	Notwithstanding anything to the contrary in this Agreement, SS&C:

(i)	Does not maintain custody of any cash or securities.

(ii)	Does not have the ability to authorize transactions.

(iii)	Does not have the authority to enter into contracts on behalf of Fund.

(iv)	Is not responsible for determining the valuation of Fund’s assets and liabilities.

(v)	Does not perform any management functions or make any management decisions with regard to the operation of Fund.

(vi)	Is not responsible for effecting any U.S. federal or state regulatory filings which may be required or advisable as a result of the offering of interests in Fund.

(vii)	Is not Fund’s tax advisor and does not provide any tax advice.

(viii)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.

2.	It is the responsibility of Fund to safeguard all passwords and any other login credentials; for all purposes of this Agreement SS&C shall be entitled to assume that any user of such credentials is an authorized representative of Fund.

3.	Notwithstanding anything in this Agreement to the contrary, Fund has ultimate authority over and responsibility for its tax matters and financial statement tax disclosures. All memoranda, schedules, tax forms and other work product produced by SS&C are the responsibility of Fund and are subject to review and approval by Fund and Fund’s auditors, or tax preparers, as applicable and SS&C bears no responsibility for reliance on tax calculations and memoranda prepared by SS&C.

4.	Provide reasonable assistance to responding to due diligence and analogous requests for information from investors and prospective investors (or others representing them); provided, that SS&C may elect to provide these services only upon Fund agreement in writing to separate fees in the event responding to such requests becomes, in SS&C’s absolute discretion, excessive.

5.	Maintain books and records with respect to the Services.

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Schedule B

Authorized Personnel

Pursuant to the terms of the Schedule A and the Agreement between Fund and SS&C GIDS, Fund authorizes the following Fund personnel to provide instructions to SS&C GIDS, and receive inquiries from SS&C GIDS in connection with Schedule A and the Agreement:

Name	Title

This Schedule may be revised by Fund by providing SS&C GIDS with a substitute Schedule B. Any such substitute Schedule B shall become effective twenty-four (24) hours after SS&C GIDS's receipt of the document and shall be incorporated into the Agreement.

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